SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
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Check the appropriate box:

☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

HARRIS CORPORATION

(Name of Registrant as Specified In Its Charter)

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TABLE OF CONTENTS

Shareholder Letter
Notice of Meeting
GENERAL INFORMATION ABOUT THE MEETING
PROPOSAL 1: ELECTION OF DIRECTORS -- TERM EXPIRING IN 2005
NOMINEES FOR ELECTION -- TERM EXPIRING IN 2005
CURRENT DIRECTORS NOT UP FOR ELECTION
Term Expiring in 2004
THE BOARD’S COMMITTEES AND THEIR FUNCTIONS
COMMITTEE MEMBERSHIP
CORPORATE GOVERNANCE PRINCIPLES
DIRECTOR COMPENSATION AND BENEFITS
SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
HARRIS STOCK PERFORMANCE GRAPH
EXECUTIVE COMPENSATION
Executive Severance Agreements
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING
DISCRETIONARY VOTING ON OTHER MATTERS

HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919

September 13, 2002

Dear Fellow Shareholder:

      You are cordially invited to attend the 2002 Annual Meeting of Shareholders of Harris Corporation. The meeting will be held at Harris Corporation’s Customer Briefing Center located at 1025 West NASA Boulevard in Melbourne, Florida, on Friday, October 25, 2002, starting at 10:00 a.m., local time.

      The accompanying notice of the meeting and the proxy statement cover the formal business of the meeting, which includes:

(1)	the election of three directors for a three-year term expiring in 2005; and

(2)	the ratification of the appointment of independent auditors for fiscal year 2003.

      Your Board of Directors unanimously believes that the election of its nominees for directors and the ratification of its selection of independent auditors are in the best interests of Harris and its stockholders and, accordingly, recommends a vote FOR the election of the nominees for directors and FOR the ratification of Ernst & Young LLP as Harris’ independent auditors for fiscal year 2003.

      These matters are discussed in greater detail in the accompanying proxy statement.

      Following the business session, I will report on current operations and on our future plans. After these reports, there will be an open discussion period during which your questions and comments will be welcome.

      During the past year, corporate governance continued to be an important focus for Harris. Our key corporate governance principles are summarized in the proxy statement. In addition, the report of our Audit Committee outlines the manner in which the Audit Committee undertakes its oversight function.

      The attendance of shareholders at our annual meetings has been helpful in maintaining communication and understanding. We hope you will be able to join us. Whether or not you plan to attend it is important that your shares be represented and voted at the meeting. You can ensure your shares are represented at the meeting by voting via telephone or the Internet or by promptly completing, signing, dating and returning your proxy card in the enclosed envelope. Instructions for these convenient ways to vote are set forth on the enclosed voting instruction card.

Cordially,

Phillip W. Farmer
Chairman, President and
Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE VOTE BY TELEPHONE OR THE INTERNET
OR SIGN, DATE AND RETURN YOUR PROXY CARD.

HARRIS CORPORATION

1025 West NASA Boulevard
Melbourne, Florida 32919

Notice of 2002
Annual Meeting of Shareholders
to be held October 25, 2002

TO THE HOLDERS OF COMMON STOCK
OF HARRIS CORPORATION:

      The 2002 Annual Meeting of Shareholders of Harris Corporation will be held at Harris Corporation’s Customer Briefing Center located at 1025 West NASA Boulevard, Melbourne, Florida, on Friday, October 25, 2002, at 10:00 a.m., local time, for the following purposes:

1.	to elect three directors for a three-year term expiring in 2005;

2.	to ratify the selection of Ernst & Young LLP as the Corporation’s independent auditors for fiscal year 2003; and

3.	to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      Only holders of common stock of record at the close of business on August 30, 2002, will be entitled to vote at the meeting and all adjournments thereof.

      Your Board of Directors urges shareholders to vote FOR items 1 and 2.

By Order of the Board of Directors
Richard L. Ballantyne
Corporate Secretary

Melbourne, Florida

September 13, 2002

IMPORTANT NOTICE

Your vote is important. If you do not expect to attend the Annual Meeting of Shareholders or if you plan to attend but wish to vote by proxy, please vote electronically via the Internet or by telephone or by completing, dating, signing and mailing promptly the enclosed proxy card for which a return envelope is provided.

HARRIS CORPORATION

2002 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

HARRIS CORPORATION

1025 West NASA Boulevard
Melbourne, Florida 32919

Proxy Statement
Annual Meeting of Shareholders
to be held October 25, 2002

GENERAL INFORMATION ABOUT THE MEETING

Why are you receiving this

proxy statement?

      We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Harris Corporation for use at the 2002 Annual Meeting of Shareholders to be held on October 25, 2002, and at any adjournments thereof.

      On September 13, 2002, we commenced mailing to our shareholders: (1) this proxy statement, (2) the accompanying proxy card and instructions, (3) a copy of our 2002 Annual Report to Shareholders, and (4) our Annual Report on Form 10-K for the fiscal year ended June 28, 2002.

What is a proxy?

      A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement?

      This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares.

      We encourage you to read this proxy statement carefully. In addition, you may obtain information about Harris from the other documents delivered with this proxy statement.

What is the purpose of the meeting?

      The purpose of the 2002 Annual Meeting of Shareholders is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include the election of three directors and the ratification of the selection of Ernst & Young LLP as our independent auditors for fiscal year 2003. This proxy statement provides you with detailed information about each of these matters.

What is a record date and

what does it mean?

      The record date for the shareholders entitled to vote at the Annual Meeting is August 30, 2002. The record date is established by the Board as required by Delaware law. Owners of record at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments thereof.

How many shares can be voted and

what is a quorum?

      You are entitled to one vote for each share of Harris common stock that you own as of the close of business on August 30, 2002.

      Only our common stock has voting rights. On the record date, there were 66,384,326 shares outstanding and approximately 8,750 holders of record.

      A quorum is the minimum number of shares that must be present in person or by proxy in order for us to conduct the Annual Meeting.

      The attendance by proxy or in person of holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum to hold the Annual Meeting.

What different methods can you

use to vote?

      You have a choice of voting by:

       • Telephone;
       • Internet;
       • Mail; or
       • In person at the Annual Meeting.

      The telephone and Internet procedures use a control number to verify your identity and to allow you to vote your shares. The procedures also enable you to confirm that your instructions have been properly recorded or followed.

      Even if you plan to attend the Annual Meeting, you can vote by telephone, Internet or mail.

      Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares and the method you decide to use to vote, it is important that you follow the instructions that apply to your particular situation.

      If you vote by Internet or telephone, you should not return your proxy card.

What is the difference between

a record owner and an owner
holding shares in “street name”?

      If your shares are registered in your name, you are a record holder. If your shares are in the name of your broker or bank or other nominee, your shares are held in “street name.”

How do you vote if your shares are

held in your name?

Voting by telephone

      Voting by telephone is simple and fast. Call the 800 number on your proxy card and voting instruction form and listen for further directions. In order to respond to the questions, you must have a touch-tone phone and the control number, which is located in the gray shaded box on the bottom right side of your proxy card and voting instruction form. When prompted, you must enter your control number. This vote will be counted immediately, and there is no need to send in your proxy card.

Voting by Internet

      Voting on the Internet is also easy and fast. Read your proxy card and voting instruction form and follow the directions. You will need to have and enter your control number. This vote will be counted immediately, and there is no need to send in your proxy card.

Voting by mail

      If you are a shareholder of record, you can save Harris expense by voting by telephone or on the Internet. Alternatively, you can vote by mail by completing, signing, dating and mailing the enclosed proxy card.

Voting in person at the meeting

      If you plan to attend the Annual Meeting, you can vote in person. In order to vote in person at the Annual Meeting, you will need to bring proper identification and evidence of your share ownership with you to the Annual Meeting.

Revoking your proxy

      As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By filing a written notice of revocation with our Corporate Secretary;

•	By duly signing and delivering a proxy that bears a later date;

•	By subsequently voting by telephone or Internet as described above; or

•	By attending the Annual Meeting and voting in person.

How do you vote if your shares are

held in “street name”?

Voting by mail, telephone or Internet

      If your shares are registered in the name of your broker or nominee, you should vote your shares using the method directed by that broker or other nominee. A large number of banks and brokerage firms are participating in the ADP Investor Communication Series online program. This program provides eligible “street” name shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in ADP’s program.

Voting in person at the meeting

      If you plan to attend the Annual Meeting and to vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.

Revoking your proxy

      If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

What are your voting choices and

what is the required vote?

      By giving us your proxy, you authorize Harris’ management to vote your shares at the Annual Meeting or any adjournments thereof in the manner you indicate.

Proposal 1: Election of Directors

      With respect to the election of nominees for director, you may:

•	Vote “for” the election of all three of the nominees for director named in this proxy statement;

•	“Withhold” authority to vote for all three of the nominees; or

•	“Withhold” authority to vote for one or more of the nominees and vote “for” the remaining nominee or nominees.

      If a quorum is present at the Annual Meeting, the three nominees receiving the greatest number of votes will be elected to serve as directors. Because of this, non-voted shares and shares whose votes are withheld will not affect the outcome of the election for directors; and, withholding authority to vote for a particular nominee will not prevent that nominee from being elected. Shareholders may not vote for more than three nominees.

Proposal 2: Ratification of Auditors

      With respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2003, you may:

•	Vote “for” ratification;

•	Vote “against” ratification; or

•	“Abstain” from voting on the proposal.

      If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will be required to ratify the appointment of independent auditors. Because of this, a vote to abstain from voting on this matter will have the effect of a vote against ratification of the independent auditors.

How do you vote shares held in

the Harris 401(k) Retirement Plan?

      If you are a participant in Harris’ 401(k) Retirement Plan, the proxy and instruction card sent to you also will serve as the non-binding voting instruction card to the trustee of the plan for all shares of our common stock you own through the plan.

What happens if you return an

unmarked proxy card?

      If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of the three nominees for director named in this proxy statement; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2003.

How are broker non-votes counted?

      It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares. In these cases, non-voted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum. Accordingly, if a quorum is present at the meeting, non-voted shares as to a particular proposal will not affect the outcome of that proposal.

What does it mean if you receive more

than one proxy card?

      If you receive more than one proxy card, it means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Mellon Shareholder Services, LLC, which may be reached by telephone at 1-888-261-6777 or by Internet at www.melloninvestor.com.

Who pays for the solicitation of proxies?

      We actively solicit proxy participation. We will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing. In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and we will reimburse them for their expenses. Our officers and employees may, by letter, telephone, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies. We have also hired Georgeson Shareholder Communications Inc. for a fee of $7,500 plus out-of-pocket expenses to help solicit proxies.

Where can you find the voting results

of the Annual Meeting?

      We intend to announce the preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2003.

PROPOSAL 1: ELECTION OF DIRECTORS — TERM EXPIRING IN 2005

      Our business, property and affairs are managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the chairman and officers, by reviewing materials provided to them or requested by them, and by participating in meetings of the Board and its committees.

      Our Restated Certificate of Incorporation classifies our Board of Directors into three classes with three-year terms of office ending in different years. This year, the terms of Lewis Hay III, Karen Katen and Stephen P. Kaufman expire at the Annual Meeting. Based upon the recommendation of the Corporate Governance Committee, Lewis Hay III, Karen Katen and Stephen P. Kaufman each have been nominated by the Board for a new three-year term expiring at the Annual Meeting of Shareholders in 2005. In accordance with our Restated Certificate of Incorporation, a director shall hold office until the Annual Meeting of Shareholders for the year in which that director’s term expires, and until that director’s successor shall be elected and shall qualify, subject, however, to his or her prior death, resignation, retirement, disqualification or removal from office. Vacancies may be filled by the remaining directors.

      The authorized number of directors is presently fixed at ten. From time to time, the Board considers potential candidates, and as an appropriate candidate is identified, the Board will consider increasing the authorized number of directors. The terms of the continuing directors will expire at subsequent Annual Meetings of Shareholders.

      Proxies will be voted in favor of electing Ms. Katen and Messrs. Hay and Kaufman to serve for the three-year term expiring in 2005, unless otherwise specified in the proxy card or Internet or telephone voting instructions. Each of the nominees has consented to stand for election. If any nominee becomes unavailable for election, proxies voting for that nominee may be voted for a substitute nominee selected by the Board.

      None of the directors, including each of the nominees, is related to any other nominee or director, or to any executive officer of Harris or its subsidiaries, by blood, marriage or adoption.

      Biographical summaries of the nominees and of the continuing directors appear on subsequent pages, and data with respect to the number of shares of our common stock beneficially owned by them as of July 12, 2002, is set forth in the table on page 14.

NOMINEES FOR ELECTION — TERM EXPIRING IN 2005

Lewis Hay III, 46, is chairman, president and chief executive officer of FPL Group, Inc. He joined FPL Group in 1999 as chief financial officer and was promoted to president of FPL Energy the following year. He was named president and chief executive officer of FPL Group in June 2000, and he was named chairman in January 2002. Prior to joining FPL, he served as the chief financial officer for U.S. Foodservice from 1991 to 1999.

Previously, he was a partner with Strategic Planning Associates (now Mercer Management Consulting) where, among other things, he led the firm’s U.S. telecommunications practice.

Mr. Hay was elected to our Board of Directors in February 2002 and is a member of the Business Conduct Committee and the Corporate Governance Committee.

Karen Katen, 53, is corporate executive vice president, Pfizer Inc. and president of the global Pfizer Pharmaceuticals Group. Ms. Katen joined Pfizer in 1974, following receipt of BA and MBA degrees from the University of Chicago.

Ms. Katen was elected to our Board of Directors in 1994 and is chairperson of the Business Conduct Committee and a member of the Corporate Governance Committee and the Management Development and Compensation Committee.

Ms. Katen is also a director of General Motors and the International Council of J.P. Morgan Chase & Co. She is a member of the Pharmaceutical Research and Manufacturers Association of America, the National Pharmaceutical Council, the National Alliance for Hispanic Health, and the American Bureau for Medical Advancement in China. Ms. Katen is also on the national board of trustees for the American Cancer Society Research Foundation and is trustee for the University of Chicago and is also a council member of the Graduate School of Business at the University of Chicago.

Stephen P. Kaufman, 60, is president, chief executive officer and a director of Arrow Electronics, Inc., a distributor of semiconductors, peripherals, and components. He became president and chief operating officer of Arrow in 1985, chief executive officer in 1986, and chairman in 1994. He retired as chief executive officer in June 2000 and reassumed that position in June 2002. In January 2001 Mr. Kaufman was appointed a senior lecturer at the Harvard Business School. Prior to joining Arrow, he served in executive capacities with Midland-Ross Corporation.

      Mr. Kaufman was elected to our Board of Directors in December 1999, and is a member of the Business Conduct Committee, the Corporate Governance Committee, the Executive and Finance Committee and the Management Development and Compensation Committee.

Recommendation Regarding Proposal 1

      Our Board of Directors recommends that you vote FOR each of the nominees.

CURRENT DIRECTORS NOT UP FOR ELECTION

      Biographical summaries of our current directors whose terms continue to run until 2003 or 2004 appear below.

Term Expiring in 2003

Ralph D. DeNunzio, 70, is former chairman of the board and chief executive officer of the investment banking firm of Kidder, Peabody & Co. Incorporated. Following his retirement from Kidder, Peabody in 1987, he became president of Harbor Point Associates, Inc., a private investment and consulting firm in New York City. Mr. DeNunzio served as chairman of the Board of Governors of the New York Stock Exchange from 1971 to 1972 and as vice chairman from 1969 to 1971. He also served as chairman of the Securities Industry Association for the year 1981.

Mr. DeNunzio was elected to our Board of Directors in 1973 and is the chairperson of the Audit Committee and a member of the Business Conduct Committee, the Executive and Finance Committee and the Investment Committee for the Harris Corporation Retirement Plans.

Mr. DeNunzio is also a director of FedEx Corporation and NIKE, Inc.

Joseph L. Dionne, 69, is a retired chairman of the board and chief executive officer of The McGraw-Hill Companies, Inc., a publishing and information company. He joined McGraw-Hill as vice president of its book company in 1967, and after a series of management positions was elected president and chief operating officer in 1981, president and chief executive officer in 1983, and chairman of the board and chief executive officer in 1988. He retired as chief executive officer of McGraw-Hill in April 1998 and as chairman in December 1999.

Mr. Dionne was elected to our Board of Directors in 1989 and is the chairperson of the Management Development and Compensation Committee and a member of the Business Conduct Committee, the Corporate Governance Committee and the Executive and Finance Committee.

Mr. Dionne is also a director of AXA Financial Inc., The Equitable Life Assurance Society of the United States, and Ryder System, Inc.

Mr. Dionne is a member of the board of trustees of Hofstra University and Teachers College, Columbia University.

David B. Rickard, 55, is executive vice president, chief financial officer and chief administrative officer of CVS Corporation and CVS Pharmacy, Inc. He has held this position since joining CVS in September 1999. Prior to joining CVS, he was senior vice president and chief financial officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was executive vice president of International Distillers and Vintners Americas.

He is a graduate of Cornell University and the Harvard Business School.

Mr. Rickard was elected to our Board of Directors in October 2001 and is a member of the Audit Committee, the Business Conduct Committee and the Executive and Finance Committee.

Gregory T. Swienton, 52, is chairman, president and chief executive officer of Ryder System, Inc., a logistics and transportation services company. He joined Ryder in June 1999 as president and chief operating officer, was named chief executive officer in November 2000, and chairman in May 2002. Prior to joining Ryder, he was senior vice president-growth initiatives of Burlington Northern Santa Fe Corporation (BNSF). He held senior positions with BNSF and the former Burlington Northern Railroad from 1994 to 1999, and various executive and management positions with DHL Worldwide Express from 1982 to 1994.

Mr. Swienton was elected to our Board of Directors in February 2000 and is chairperson of the Investment Committee for the Harris Corporation Retirement Plans and a member of the Audit Committee, the Business Conduct

Committee and the Management Development and Compensation Committee.

In addition to being on the Ryder board, he is also on the Board of Trustees of St. Thomas University in Miami, Florida.

Term Expiring in 2004

Phillip W. Farmer, 64, is our chairman of the board, president and chief executive officer. He joined Harris in 1982 as vice president-general manager of the Government Support Systems Division and was named vice president-Palm Bay Operations, Electronic Systems Sector in 1986 and senior vice president-sector executive in 1988. He was elected president of the Electronic Systems Sector in 1989, executive vice president of Harris in 1991, president and chief operating officer in 1993, and chairman of the board, president and chief executive officer in 1995. Mr. Farmer served as president until July 1, 1999, and was reappointed as president in June 2000.

Mr. Farmer was elected to our Board of Directors in 1993 and is chairperson of the Executive and Finance Committee and a member of the Investment Committee for the Harris Corporation Retirement Plans.

Prior to his employment with Harris, Mr. Farmer held various management and technical positions with General Electric for twenty years. He is also a director of Vulcan Materials Company and serves on the board of governors of both the Aerospace Industries Association and the Manufacturers Alliance. He is also a trustee of the Florida Institute of Technology.

Thomas A. Dattilo, 51, is chairman, president and chief executive officer of Cooper Tire & Rubber Company, a manufacturer of tires and automotive products. He joined Cooper in January 1999 as president and chief operating officer and became chairman and chief executive officer in April 2000. Prior to joining Cooper, he held senior positions with Dana Corporation. His most recent position was president of Dana’s sealing products group.

Mr. Dattilo was elected to our Board of Directors in August 2001 and is a member of the Audit Committee, the Business Conduct Committee and the Investment Committee for the Harris Corporation Retirement Plans.

In addition to being on the Cooper Tire & Rubber Company board, he is also a director of the Rubber Manufacturers Association and a member of the Board of Trustees of the Manufacturers Alliance.

Alfred C. DeCrane, Jr., 71, is a retired chairman of the board and chief executive officer of Texaco Inc., a manufacturer of gasoline and other petroleum-based products. He joined Texaco in 1959, became president in 1983, and chairman of the board in 1987, and was elected to the additional position of chief executive officer in 1993. He retired from Texaco in July 1996.

Mr. DeCrane was elected to our Board of Directors in 1996 and is the chairperson of the Corporate Governance Committee and a member of the Audit Committee and the Business Conduct Committee.

Mr. DeCrane is also a director of Corn Products International, Inc. and U.S. Global Leaders Growth Fund, Ltd., and is a member of the Morgan Stanley European Advisory Board. He also serves as co-chairman of the U.S.-Saudi Arabian Business Council.

THE BOARD’S COMMITTEES AND THEIR FUNCTIONS

Meetings and Attendance

      In fiscal 2002, our Board of Directors held six meetings, and the standing committees of our Board met a total of 22 times. Each director attended at least 75% of the meetings of the Board and of those committees of which he or she was a member. All of the directors attended an average of 98% of such meetings of the Board and committees on which they serve.

Committees

      Our Board has established six standing committees to assist in the discharge of its responsibilities. The principal functions of each committee are described below.

Audit Committee

      The Audit Committee assists the Board in fulfilling its responsibilities to, among other things:

•	Oversee our accounting and financial reporting principles and policies and internal controls and procedures;

•	Oversee our financial statements and the audit by our independent auditors; and

•	Select our independent auditors and evaluate their independence.

      The Audit Committee is comprised solely of non-employee, independent members of the Board of Directors who are qualified for service under New York Stock Exchange standards.

      The Committee meets periodically with our independent auditors, management representatives and our internal auditors, as appropriate, to review the scope and results of the annual audit of our financial statements and the recommendations of the independent auditors. The functions of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors and which was included in our 2001 proxy statement, include the following:

•	Selecting, evaluating, or replacing our independent auditors;

•	Ensuring the independence of the independent and internal auditors;

•	Reviewing, with management and auditors, our overall financial, information systems and operating controls;

•	Evaluating the professional competency of our financial staff and internal auditors;

•	Reviewing the scope of our internal audit program;

•	Reviewing the nature and extent of non-audit professional services performed by the independent auditors;

•	Reviewing and discussing with the independent auditors and management the scope of the annual audit and the audited financial statements and related “critical-accounting policies,” as well as any significant matters arising from any audit or other reports; and

•	Reviewing and discussing with the independent auditors and management quarterly and year-end operating results, reviewing interim financial statements prior to their inclusion in Form 10-Q filings and recommending to the Board of Directors the inclusion of the financial statements in our Annual Report on Form 10-K.

      From time to time the Committee also undertakes special projects. These projects have included reviewing our various insurance coverages, our environmental policies and our various legal issues and major litigations.

      The Committee held seven meetings during the past fiscal year.

Management Development and

Compensation Committee

      The functions of the Management Development and Compensation Committee include the following:

•	Reviewing and evaluating plans for the compensation, development, succession, training and utilization of our management resources and recommending to the Board of Directors for its approval individuals for election as corporate officers;

•	Reviewing and recommending the use and the terms of severance agreements in the event of a change of control and any special arrangements in the event of termination, death or retirement of corporate officers (other than the chief executive officer and president);

•	Reviewing and recommending adoption or termination of retirement and pension plans;

•	Reviewing our compensation philosophy and establishing the compensation, perquisites and other benefits of our officers and management, other than the chief executive officer and president, whose compensation is recommended by the Committee and approved by all our outside directors; and

•	Administering our stock incentive and stock-based compensation plans.

      The Management Development and Compensation Committee is comprised solely of non-employee, independent members of the Board of Directors. The Committee held three meetings during the past fiscal year.

Corporate Governance Committee

      The Corporate Governance Committee performs the following primary functions:

•	Identifying, evaluating, and recommending director nominees to the Board to fill vacancies and to be elected at an annual meeting of the shareholders;

•	Considering suggestions for director nominees from all sources, including shareholders (for the procedures to be followed by shareholders for nominating directors, see the discussion below under “Shareholder Proposals for the 2003 Annual Meeting”);

•	Recommending director compensation and benefit plans to the Board;

•	Recommending committees of the Board and committee assignments, as well as tenure and other policies of the Board;

•	Reviewing the functions of committees of the Board of Directors and recommending changes as deemed appropriate;

•	Setting meeting schedules for the Board of Directors and recommending meeting schedules for the committees; and

•	Facilitating the Board’s evaluation of the Board’s effectiveness.

      This Committee is also primarily responsible for development and implementation of our corporate governance principles, which are discussed in greater detail below.

      The Corporate Governance Committee is comprised solely of non-employee, independent members of the Board of Directors. The Committee held three meetings during the past fiscal year.

Executive and Finance Committee

      The Executive and Finance Committee is authorized to evaluate and review our financial position, capital structure, significant capital asset transactions, major acquisitions and divestitures, and, during the intervals between meetings of the Board of Directors, to the extent permitted by law, to exercise all of the powers of the Board (except for certain reserved matters) in the management of our business. The Committee also reviews our dividend policies and makes recommendations to the Board for any changes in such policies.

      The Committee held three meetings during the past fiscal year.

Investment Committee for the

Harris Corporation Retirement Plans

      The Investment Committee for the Harris Corporation Retirement Plans assists the Board by overseeing the financial administration of our various major retirement and pension plans, including the selection and review of the investment funds and their performance and the independent investment advisors for the plans.

      The Committee held four meetings during the past fiscal year.

Business Conduct Committee

      The Business Conduct Committee reviews and oversees our continuing program relating to standards and controls within Harris for compliance with our standards of business conduct, sound business practices, and legal requirements in connection with our business.

      The Committee held two meetings during the past fiscal year.

COMMITTEE MEMBERSHIP

      The current committee members for each of our six standing committees of the Board of Directors are set forth below, with the chairperson listed first:

Audit	Business Conduct	Corporate Governance

Ralph D. DeNunzio Thomas A. Dattilo Alfred C. DeCrane, Jr. David B. Rickard Gregory T. Swienton	Karen Katen Thomas A. Dattilo Alfred C. DeCrane, Jr. Ralph D. DeNunzio Joseph L. Dionne Lewis Hay III Stephen P. Kaufman David B. Rickard Gregory T. Swienton	Alfred C. DeCrane, Jr. Joseph L. Dionne Lewis Hay III Karen Katen Stephen P. Kaufman

	Investment Committee for the Harris	Management Development and
Executive and Finance	Corporation Retirement Plans	Compensation

Phillip W. Farmer Ralph D. DeNunzio Joseph L. Dionne Stephen P. Kaufman David B. Rickard	Gregory T. Swienton Thomas A. Dattilo Ralph D. DeNunzio Phillip W. Farmer	Joseph L. Dionne Karen Katen Stephen P. Kaufman Gregory T. Swienton

CORPORATE GOVERNANCE PRINCIPLES

      Our Board of Directors has adopted Corporate Governance Principles, and our Board’s Corporate Governance Committee is responsible for overseeing the Corporate Governance Principles and reporting and making recommendations to our Board of Directors concerning corporate governance matters. Among other matters, our corporate governance principles include the following:

•	Our Board is committed to having a substantial majority of independent, non-employee directors. Our Board also periodically reviews our directors’ independence to assure compliance with this commitment and with relevant SEC and NYSE requirements as to filling committee assignments with independent, non-employee directors.

•	We maintain a statement of standards of business conduct, which sets forth our commitment to quality and ethical behavior in every aspect of our business activity. These standards apply to our directors, officers and employees. Our Business Conduct Committee has oversight responsibility for these standards.

•	The Corporate Governance Committee is responsible for developing criteria for Board membership. When nominees are needed, the Corporate Governance Committee develops and reviews candidates, makes recommendations to the full Board, and oversees the process of selection and nomination.

•	The Corporate Governance Committee establishes criteria for evaluation of Board performance and effectiveness. These criteria focus on the Board’s areas of fiduciary responsibility and are prime reference points for our Board’s annual self-evaluation. Each Board committee also conducts an annual evaluation of the committee’s performance.

•	Directors will retire from the Board of Directors effective the end of the month in which they reach age 72.

•	Directors who change the primary job responsibility they had when last elected to our Board will automatically tender their resignation so that the Corporate Governance Committee and Board may determine, on a case-by-case basis, whether their Board membership would continue to be free from conflict of interest and is otherwise appropriate.

•	The Board does not impose term limits as it has determined such limits could unnecessarily interfere with the continuity, diversity, developed experience and knowledge, and the long-term outlook the Board must have.

•	The independent, non-employee directors conduct a performance evaluation of the chief executive officer annually and may do so on a less formal basis from time to time during the year. The evaluation is used in making compensation decisions.

•	Board members have complete access to our management. It is expected that Board members will use judgment to be sure this contact is not distracting to our business operations. Additionally, the Board encourages the chief executive officer and management to, from time-to-time, have managers who can provide insight on relevant matters or who demonstrate future potential attend Board meetings.

•	The Board forms, fills and modifies the structure of our Board committees.

•	Board committee assignments and chairmanships are reviewed annually by the chairman and Corporate Governance Committee and rotated periodically, approximately every three to six years, consistent with our needs, the directors’ interests and areas of expertise and regulatory requirements.

•	The Corporate Governance Committee reviews director compensation annually and makes recommendations to the Board for action.

•	The Board and management provide a comprehensive orientation process for new directors that includes background materials, meetings with the chief executive officer and senior management, and visits to some of our facilities.

      Our Corporate Governance Principles, which were adopted in their present form in fiscal 2002, trace their history back to 1960 when our Board held several single-subject discussions relating to the responsibilities of directors. Following those meetings, in 1965 our Board adopted a written policy outlining the “Responsibilities of Directors” and a policy relating to “Responsibilities and Administration of the Board of Directors,” which have evolved and been revised over the past twenty years.

DIRECTOR COMPENSATION AND BENEFITS

      Directors who are not employees of Harris receive the following fees for their services on the Board:

•	$30,000 annual retainer fee for serving as a director;

•	$1,500 annual retainer fee for each committee of which they are a member;

•	An additional $3,000 annual retainer fee for each committee on which they serve as a committee chairperson;

•	$1,200 for attendance at each Board meeting; and

•	$800 for attendance at each committee meeting and for attendance at any other meeting devoted to our affairs.

      We also reimburse each non-employee director for travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. In addition, we provide each non-employee director with travel, accident and disability insurance in the amount of up to $200,000 in the event that he or she is involved in an accident while traveling on business relating to our affairs.

      In addition to receiving reimbursement for tax preparation and estate planning services of up to $5,000 per year, non-employee directors may also participate in our gift matching program available to all employees, where we match contributions to eligible educational institutions and charitable organizations up to an annual maximum of $10,000 per director.

      Employee directors are not compensated for their services as a director.

  Stock Options

      Under the Harris Corporation 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”), which plan was approved by shareholders at the 2000 Annual Meeting, each non-employee director is automatically granted an option to purchase 2,000 shares of our common stock on the date of each Annual Meeting of Shareholders. Non-employee directors also receive an automatic grant to purchase 2,000 of our shares upon joining the Board. The options granted under the 2000 Stock Incentive Plan and its predecessor plan, the Harris Corporation Stock Incentive Plan (the “1990 Stock Incentive Plan”), are non-qualified options for tax purposes, are priced at fair market value on the date of grant, and become exercisable as follows:

•	50% of the option shares become exercisable on the first anniversary of the date of grant; and

•	25% of the option shares become exercisable on each of the next two succeeding anniversary dates.

      Notwithstanding the above, in the event of a change in control of Harris, any non-employee director’s options outstanding for more than one year at that time immediately become exercisable in full. In the case of options previously granted under the 1990 Stock Incentive Plan, a director may exercise vested options for a period of three years following the date of retirement; and, a director’s vested options may be exercised by his or her estate or representative for a period of twelve months following the date of death. In the case of options granted to directors under the 2000 Stock Incentive Plan, such options continue to vest and may be exercised following retirement. In addition, such options fully vest upon a director’s death. In any event, all options granted to non-employee directors expire no more than ten years after the date of grant. Neither the Board nor any committee of the Board has any discretion with respect to options granted to non-employee directors.

  Deferred Compensation

      Under our previous Directors Retirement Plan, upon retirement or disability, a non-employee director with five or more years of service would receive an annual cash retirement benefit payable for life in an amount equal to 50% of the annual retainer fee then in effect, plus an additional 10% for each year of service in excess of five years, up to a maximum of 100% of the annual retainer fee. In the event of a change in control, a retired director who was a beneficiary under the plan would be paid a lump sum payment equal to the actuarial equivalent of the retirement benefit.

      Effective January 1, 1998, the Board terminated the Directors Retirement Plan with respect to all future non-employee directors and converted the rights under such plan of all directors with less than ten years of service at such time into stock units under our 1997 Directors’ Deferred Compensation and Annual Stock Unit Award Plan, described below. In addition, all non-employee directors with ten or more years of service at such time were given the option of retaining their rights under the Directors Retirement Plan based upon the 1997 annual retainer fee of $26,500 or converting their rights into stock units under our 1997 Plan.

      Under the 1997 Plan, on January 1 of each year, each non-employee director is currently credited with 1,000 Harris stock equivalent units, which number may be changed from time to time by the Board. In addition, under the 1997 Plan, each non-employee director may make an irrevocable election each year to defer all or a portion of his or her fees. Deferred amounts may be invested in investment alternatives similar to those available under our 401(k) Retirement Plan or in stock units, pursuant to which a director’s account is credited with a number of units of Harris stock equivalents based upon the fair market value of our common stock on the first day of the month following the calendar month in which the fees are deferred. Once amounts are credited in Harris stock equivalents, they may not be reallocated into any other investment alternatives and are payable only following the director’s resignation, retirement, or death. Each stock unit is credited with dividend equivalents, which are deemed reinvested in additional Harris stock units on the dividend payment date. A director may elect to receive amounts deferred under the 1997 Plan, including amounts deferred in the form of Harris stock units, either in a lump sum cash payment on a date within five years of his or her resignation or retirement or in annual payments over a designated number of years, provided all amounts are fully paid within ten years of resignation or retirement. Within 90 days following a change of control, each director (or former director) will receive a lump sum cash payment equal to the then remaining balance in his or her account.

  Indemnification

      We have entered into indemnification agreements with each of our directors and executive officers, including those executive officers named in the summary compensation table on page 20. These agreements require us to indemnify these directors and officers with respect to their activities as directors or officers of Harris, or when serving at our request as a director, officer or trustee of another corporation, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative or investigative to which they are, or are threatened to be made, parties as a result of their service to us. We will indemnify each such director or officer for any one or a combination of the following, whichever is most advantageous to such director or officer:

•	The benefits provided by our Restated Certificate of Incorporation and By-Laws in effect on the date of the indemnification agreement;

•	The benefits provided by our Restated Certificate of Incorporation and By-Laws at the time expenses are incurred by the director or officer;

•	The benefits allowable under Delaware law in effect on the date of the indemnification agreement;

•	The benefits allowable under the law of the jurisdiction under which we exist at the time expenses are incurred by the director or officer;

•	The benefits available under liability insurance obtained by us; and

•	Such other benefits as may otherwise be available to the director or officer under our existing practices.

      Under the indemnification agreements, each director or officer will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of Harris with respect to suits or proceedings arising from his or her service to us.

SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS AND
CERTAIN BENEFICIAL OWNERS

      The rules of the SEC require disclosure regarding any person known to us to be a beneficial owner of more than 5% of our common stock. To the best of our knowledge, no person or group beneficially owned more than 5% of our common stock as of July 12, 2002.

      The following table sets forth the beneficial ownership of shares and equivalent units of our common stock, as of July 12, 2002, by each director, including the nominees for election at the 2002 Annual Meeting, each of the executive officers named in the summary compensation table below, and all our directors and executive officers as a group. Except as otherwise noted, the named individual or family members had sole voting and investment power with respect to the securities.

	Shares	Deferred
	Beneficially	Stock
Name	Owned(1)	Units(2)

DIRECTORS
Thomas A. Dattilo(3)	2,000	1,849
Alfred C. DeCrane, Jr.(3)	11,461	15,814
Ralph D. DeNunzio(3)	28,489	8,157
Joseph L. Dionne(3)	23,063	7,334
Phillip W. Farmer(4)*	606,204	8,932
Lewis Hay III	—	763
Karen Katen(3)	16,469	13,433
Stephen P. Kaufman(3)	3,000	2,522
David B. Rickard	—	1,003
Gregory T. Swienton(3)	1,000	6,794

NAMED EXECUTIVE OFFICERS
Richard L. Ballantyne(4)	66,112	1,293
Nick E. Heldreth(4)	97,556	1,403
Robert K. Henry(4)	81,785	1,066
Chester A. Massari(4)	57,960	858
Bryan R. Roub(4)(5)	235,181	3,730
All directors and executive officers as a group (21 persons)(6)	1,526,227	78,830

*	Also a Named Executive Officer.

(1)	No individual director, nominee for director, or Named Executive Officer beneficially owns 1% or more of our outstanding common stock. The directors and executive officers, as a group, beneficially own 2.27% of our outstanding common stock.

(2)	For the non-employee directors, this column includes stock equivalent units credited under our 1997 Plan discussed above under “Director Compensation and Benefits.” For the executive officers, this column includes amounts deferred in the form of stock equivalent units under our Supplemental Executive Retirement Plan, which are settled in cash following or under certain circumstances prior to retirement. These deferred stock equivalent units may not be voted or transferred.

(3)	The shares reported include shares underlying options granted under our 1990 Stock Incentive Plan and 2000 Stock Incentive Plan, which are exercisable within 60 days of July 12, 2002, as follows: Mr. Dattilo — 1,000 shares; Mr. DeCrane — 9,265 shares; Mr. DeNunzio — 18,081 shares; Mr. Dionne — 18,081 shares; Ms. Katen — 11,469 shares; Mr. Kaufman — 1,000 shares; and Mr. Swienton — 1,000 shares.

(4)	The shares reported include: (i) performance shares awarded under our 1990 Stock Incentive Plan and 2000 Stock Incentive Plan for which the performance period had not expired and as to which the named individuals have sole voting power but no investment power, as follows: Mr. Farmer — 45,000 shares; Mr. Ballantyne — 9,000 shares; Mr. Heldreth — 9,000 shares; Mr. Henry — 13,000 shares; Mr. Massari — 8,000 shares; and Mr. Roub — 15,000 shares; and (ii) shares underlying options granted under our 1990 Stock Incentive Plan, and 2000 Stock Incentive Plan,

which are exercisable or become exercisable within 60 days of July 12, 2002, as follows: Mr. Farmer — 361,498 shares; Mr. Ballantyne — 31,875 shares; Mr. Heldreth — 60,532 shares; Mr. Henry — 68,376 shares; Mr. Massari — 42,152 shares; and Mr. Roub — 154,489 shares.

(5)	The shares reported do not include 400 shares owned by family members of Mr. Roub. Mr. Roub disclaims beneficial ownership of such shares.

(6)	The shares reported as owned by all directors and executive officers, as a group, include: (i) 139,500 performance shares awarded to the executive officers under our 1990 Stock Incentive Plan and 2000 Stock Incentive Plan as to which the executive officers have sole voting power but no investment power; and (ii) 969,144 shares underlying options granted under our 1990 Stock Incentive Plan and 2000 Stock Incentive Plan, which are exercisable or become exercisable within 60 days of July 12, 2002. The shares reported do not include 440 shares owned by family members, for which the directors and executive officers disclaim beneficial ownership.

REPORT OF THE AUDIT COMMITTEE

      The role of the Audit Committee is, among other things, to assist the Board of Directors in its oversight of our:

•	Accounting and financial reporting principles and policies and internal controls and procedures;

•	Financial statements and the audit of those statements; and

•	Selection of independent auditors and evaluation of their independence.

      The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and other applicable requirements. The Audit Committee operates pursuant to a Charter that was included in our 2001 proxy statement. Our management is responsible for the preparation, presentation, and integrity of our financial statements, our accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, Ernst & Young LLP, are responsible for auditing our consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

      In the performance of its oversight function, the Audit Committee has:

•	Considered, reviewed and discussed the audited financial statements with management and our independent auditors, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, and the clarity of disclosures in the financial statements, as well as critical accounting policies;

•	Discussed with Ernst & Young LLP the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees, and No. 71, Interim Financial Information, as currently in effect;

•	Received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed the independence of Ernst & Young LLP with them;

•	Reviewed the services provided by our independent auditors other than their audit services and considered whether the provision of such other services by our independent auditors is compatible with maintaining their independence, and has discussed with the auditors the auditors’ independence; and

•	Reviewed the contents of SEC required certification statements from the chief executive officer and chief financial officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that our financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2002, are true in all important respects, and that the report contains all material information of which they are aware.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2002, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

Ralph D. DeNunzio, Chairperson
Thomas A. Dattilo
Alfred C. DeCrane, Jr.
David B. Rickard
Gregory T. Swienton

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Management Development and Compensation Committee, which is comprised solely of non-employee directors, annually approves our compensation philosophy and the compensation, perquisites and other benefits for our executive officers under salary, incentive and other plans authorized by our Board of Directors or shareholders. In addition, the Committee annually recommends, for consideration and approval by all of the non-employee directors, the compensation for our chief executive officer and president.

Compensation Philosophy

      Our executive compensation philosophy is designed to meet our needs, as well as the needs of our executives and shareholders. The executive compensation program is intended to:

•	Closely link compensation to an individual’s performance and our financial results;

•	Align the interests of our executives and shareholders by emphasizing both the short-term and long-term performance objectives and strategic focus of our businesses;

•	Facilitate management stock ownership; and

•	Enable us to attract and retain a world-class management team.

      This philosophy applies to all of our management employees, including the executive officers named in the summary compensation table.

      Our executive compensation program has two major components:

•	An annual cash component, consisting of a base salary and an incentive bonus based on the financial performance for the fiscal year of (1) a division or other business unit in the case of division management, (2) a division and Harris in the case of our division presidents, and (3) Harris in the case of the other corporate executives; and

•	A long-term equity incentive component, consisting of (1) stock options, and (2) performance shares with payouts based upon meeting performance targets over a three-year period.

      We utilize a formal system for evaluating executive performance and determine executive annual cash compensation by reference to external industrial surveys of compensation of executives in similar positions, individual performance and experience in the position, and scope of responsibility. Payouts for annual cash incentive awards are based upon the degree to which an executive achieves the applicable operating income, earnings per share and/or revenue targets established for the applicable business unit at the start of our fiscal year, as part of our strategic planning process. Similarly, long-term compensation in the form of performance shares is based upon the degree to which an executive attains financial and/or operating goals and objectives outlined in the strategic planning process. For the three-year performance period ended June 28, 2002, we used cumulative earnings per share for Harris and annual assessments of operating income and return on capital for our divisions as the criteria for long-term compensation.

      Our executive compensation program is designed to ensure that executive pay remains competitive with pay for comparable jobs, responsibilities and performance in leading industrial and technology companies. For this reason, we periodically retain outside compensation and benefit consultants to review our executive compensation programs.

Annual Cash Compensation

      Annual cash compensation consists of a fixed salary and an opportunity for a variable cash performance incentive. Base salaries and planned cash incentive compensation targets for senior executives, other than the chief executive officer and president, are recommended annually by the chief executive officer and then reviewed and approved by the Management Development and Compensation Committee.

      The Annual Incentive Plan, which was approved by shareholders at the 1995 Annual Meeting and which was reapproved by shareholders at the 2000 Annual Meeting, provides for payment to executives of a specified cash amount (not to exceed 200% of the target amount) based upon the percentage achievement of specific financial objectives, including earnings per share, operating income and revenue growth. For fiscal 2002, annual incentive payments were based 75% upon the attainment of an earnings-per-share target, and in the case of division management, operating income targets of the applicable business unit, and 25% upon revenue targets. Such targets were established at the start of fiscal 2002.

      The percentage of an executive’s annual cash compensation attributable to the incentive bonus generally increases with his or her level of management responsibility. For the executive officers named in the summary compensation table, planned cash incentive compensation ranged from 39% to 50% of total annual cash compensation for fiscal 2002. In limited circumstances, the Board or the Committee may also authorize a separate cash bonus or award.

Long-Term Compensation

      The stock incentive plans align executive and shareholder interests. The plans permit the granting of any or all of the following types of awards:

•	Performance shares, or units, conditioned upon meeting specified performance criteria;

•	Restricted stock or units;

•	Stock options;

•	Stock appreciation rights, independent of or in tandem with, stock options; and

•	Other awards valued in whole or in part by reference to, or otherwise based on, common stock.

      The Management Development and Compensation Committee believes that, through the use of stock incentives, the interests of our executives are directly related to enhancing shareholder value.

      With respect to performance share awards, at the beginning of an award cycle, the Committee determines the applicable performance criteria using our strategic planning process and a period of time (generally three fiscal years) during which performance is to be measured. The performance share award and option grants for senior executives, other than the chief executive officer and president, are recommended by the chief executive officer and then reviewed and approved by the Committee. The Committee grants each participant a specified number of performance shares at the start of the relevant period and establishes a means for computing the number of performance shares that can be earned during the period based on the performance of (1) a division and Harris in the case of division presidents, and (2) Harris in the case of other corporate executives. Payouts for the three-year period ended June 28, 2002, ranged from 30% to 150% of the performance share award granted at the start of the period. Performance shares are subject to forfeiture if the performance goals are not attained or if a participant’s employment is terminated for certain reasons before the performance period has ended. The value of performance shares is based on the value of our common stock.

      Stock options are granted at fair market value as of the date of grant, typically vest over three years, and have a term of not greater than ten years. Stock options provide value only when the price of our common stock increases above the option grant price.

Section 162(m) — Deductibility

      Grants made to executive officers under stock incentive plans and payments under the Annual Incentive Plan comply with the requirements of Internal Revenue Code Section 162(m) relating to the tax deductibility of certain compensation exceeding $1 million for certain executive officers named in the summary compensation table. In any year, however, the Board or the Committee may determine, in light of all applicable circumstances, that it would be in our best interests for compensation to be paid under those plans or otherwise in a manner which may not qualify as performance-based under Section 162(m).

Benefits

      In addition to base salary, annual cash incentives and stock-based compensation, employees, including executives, are also afforded other benefits. These benefits include group life and medical insurance as well as disability and retirement benefits. Where applicable, employees are responsible for managing benefit choices, and balancing their own level of risk and return.

Chief Executive Officer Compensation

      The chief executive officer’s base salary, incentive compensation, performance share awards, stock option grants and other benefits are annually reviewed and recommended by the Management Development and Compensation Committee and approved by the non-employee directors. In recommending Mr. Farmer’s total annual compensation for fiscal 2002, the Committee considered both Harris’ performance and Mr. Farmer’s individual performance by the same measures previously described for determining executive officer compensation.

      Under our Annual Incentive Plan, Mr. Farmer received annual cash incentive compensation for fiscal 2002 based upon 99.3% achievement of the earnings-per-share target.

      Mr. Farmer’s long-term stock-based incentive compensation was based upon aggregate earnings- per-share performance compared with the aggregate earnings-per-share target established for the three-year period ended June 28, 2002. Based upon our performance and the payout formula recommended by the Committee, the non-employee directors authorized a payout of 12,000 shares (80% of the grant for such period) for Mr. Farmer for the three-year period ended June 28, 2002. At the recommendation of the Committee, during fiscal 2002, the Board also modified Mr. Farmer’s August 25, 2000 stock option grant for 100,000 shares to permit such option to continue to vest after retirement at age 62 with ten or more years of service and be exercisable for the term of the option. This modification makes the vesting and exercisability provisions of this option consistent with the currently effective option terms and conditions.

Submitted by the Management Development
and Compensation Committee of the
Board of Directors

Joseph L. Dionne, Chairperson
Karen Katen
Stephen P. Kaufman
Gregory T. Swienton

HARRIS STOCK PERFORMANCE GRAPH

      The graph below compares the five-year cumulative total return of our common stock with the comparable five-year cumulative total returns of the S&P MidCap 400 Index, the S&P Information Technology Sector Index and the S&P 500 Index. The figures assume an initial investment of $100 on June 30, 1997 in Harris, the S&P MidCap 400 Index, the S&P Information Technology Sector Index, and the S&P 500 Index, and the reinvestment of dividends, including the distribution to Harris shareholders of Lanier Worldwide, Inc. common stock on November 8, 1999. For purposes of this graph, the Lanier distribution is treated as a nontaxable cash dividend that would have been converted into additional Harris shares at the close of business on November 8, 1999.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG HARRIS, S&P MIDCAP 400, S&P INFORMATION TECHNOLOGY AND S&P 500

FISCAL YEAR END	1997	1998	1999	2000	2001	2002

Harris	100	105	96	93	78	105
S&P MidCap 400*	100	127	149	174	190	181
S&P Information Technology	100	136	232	341	163	99
S&P 500	100	131	159	171	145	119

*	In November 1999, Harris was moved from the S&P 500 Stock Index to the S&P MidCap 400 Index. We believe that the companies included in the S&P 500 Index are more comparable to us than those included in the S&P MidCap 400 Index; therefore, we intend to discontinue comparison with the S&P MidCap 400 Index in the proxy statement for next year’s annual meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The table below shows the annual and long-term compensation for the fiscal years ended June 28, 2002, June 29, 2001 and June 30, 2000, of those executives who, at the end of fiscal 2002, were (1) our chief executive officer, and (2) our other five most highly-compensated executive officers (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long-Term
		Annual Compensation			Compensation

					Awards	Payouts

				Other	Securities
				Annual	Underlying	LTIP	All Other
	Fiscal	Salary	Bonus	Compensation	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)	(1) ($)	(#) (2)	(3) ($)	(4)

Phillip W. Farmer	2002	$868,541	$868,788	$9,000	241,678	$434,880	$209,110
Chairman, President	2001	$832,308	$737,793	$9,000	100,000	$244,890	$186,581
and Chief	2000	$787,692	$662,340	$209,025	82,650	$687,750	$387,532
Executive Officer

Bryan R. Roub	2002	$338,077	$301,762	$3,000	68,599	$144,960	$72,285
Senior Vice President	2001	$327,115	$263,498	$3,000	35,000	$81,630	$63,926
and Chief Financial	2000	$310,154	$235,959	$69,675	27,550	$229,250	$58,021
Officer

Robert K. Henry	2002	$282,115	$201,731	$2,600	23,000	$162,355	$57,477
President,	2001	$264,231	$190,091	$1,850	20,000	$26,067	$50,010
Government	2000	$233,269	$159,924	$18,290	13,224	$—	$41,905
Communications
Systems Division

Chester A. Massari	2002	$208,077	$269,744	$1,600	12,000	$98,573	$53,377
President, RF	2001	$197,000	$174,242	$1,250	10,000	$34,013	$39,879
Communications	2000	$185,962	$118,210	$20,032	6,612	$98,250	$33,500
Division

Richard L. Ballantyne	2002	$258,077	$162,562	$1,800	42,989	$86,976	$51,633
Vice President —	2001	$248,077	$140,532	$1,500	17,000	$24,489	$45,797
General Counsel	2000	$236,308	$124,189	$26,128	11,020	$68,775	$42,249
and Secretary

Nick E. Heldreth	2002	$258,077	$162,562	$1,800	28,684	$86,976	$50,832
Vice President —	2001	$248,077	$140,532	$1,800	20,000	$48,978	$44,254
Human Resources	2000	$236,308	$124,189	$31,354	16,530	$68,775	$40,826
and Corporate
Relations

(1)	None of the Named Executive Officers received personal benefits in excess of the lesser of $50,000 or 10% of annual salary and bonus for fiscal 2002, 2001 or 2000. The amounts reported under “Other Annual Compensation” represent: (i) cash dividend equivalent payments on outstanding performance shares granted under our 1990 Stock Incentive Plan and 2000 Stock Incentive Plan for which the performance period had not expired, and (ii) for fiscal 2000 also includes the value of the distribution of shares of Lanier Worldwide, Inc. common stock in respect of outstanding performance shares granted under our 1990 Stock Incentive Plan for which the performance period had not expired. The value of the shares of Lanier Worldwide, Inc. common stock is based upon the $3.09 average of the high and low trading price of the Lanier common stock on November 8, 1999.

(2)	The number of securities underlying options for fiscal year 2000 has been adjusted in connection with the spin-off of Lanier Worldwide, Inc.

(3)	The value of the performance shares earned for the three-year performance period ended June 28, 2002 (Mr. Farmer — 12,000 shares; Mr. Ballantyne — 2,400 shares; Mr. Heldreth — 2,400 shares; Mr. Henry —

4,480 shares; Mr. Massari — 2,720 shares; and Mr. Roub — 4,000 shares), is based upon the $36.24 closing price of our common stock on June 28, 2002. The value of the performance shares earned for the three-year performance period ended June 29, 2001 (Mr. Farmer — 9,000 shares; Mr. Ballantyne — 900 shares; Mr. Heldreth — 1,800 shares; Mr. Henry — 958 shares; Mr. Massari — 1,250 shares; and Mr. Roub — 3,000 shares), is based upon the $27.21 closing price of our common stock on June 29, 2001. The value of the performance shares earned for the three-year performance period ended June 30, 2000 (Mr. Farmer — 21,000 shares; Mr. Ballantyne — 2,100 shares; Mr. Heldreth — 2,100 shares; Mr. Massari — 3,000 shares; and Mr. Roub — 7,000 shares), is based upon the $32.75 closing price of our common stock on June 30, 2000.

As of June 28, 2002, the aggregate number and value of performance shares awarded under the 1990 Stock Incentive Plan and the 2000 Stock Incentive Plan for which the performance period had not expired (excluding the number and value of performance shares with a performance period ended on June 28, 2002) is as follows: Mr. Farmer — 30,000 shares, with a value of $1,087,200; Mr. Ballantyne — 6,000 shares, with a value of $217,440; Mr. Heldreth — 6,000 shares, with a value of $217,440; Mr. Henry — 9,000 shares, with a value of $326,160; Mr. Massari — 6,000 shares, with a value of $217,440; and Mr. Roub — 10,000 shares, with a value of $362,400. The value of the aggregate unearned performance shares is based upon the $36.24 closing price of our common stock on June 28, 2002. Performance shares that were not earned for the three-year period ended June 28, 2002 were forfeited by the named executive officers and returned to Harris. Performance shares forfeited for the performance period ended June 28, 2002 are as follows: Mr. Farmer — 3,000 shares; Mr. Ballantyne — 600 shares; Mr. Heldreth — 600 shares; and Mr. Roub — 1,000 shares.

(4)	Amounts reported include:

      (i) Contributions to the Harris Corporation Retirement Plan for:

	Fiscal 2002	Fiscal 2001	Fiscal 2000

Mr. Farmer	$19,333	$18,222	$17,997
Mr. Ballantyne	$19,334	$18,758	$17,955
Mr. Heldreth	$13,144	$12,203	$12,050
Mr. Henry	$13,167	$12,009	$12,313
Mr. Massari	$13,857	$12,150	$12,048
Mr. Roub	$19,156	$12,417	$12,027

      (ii) Contributions to our Supplemental Executive Retirement Plan for:

	Fiscal 2002	Fiscal 2001	Fiscal 2000

Mr. Farmer	$178,293	$156,875	$358,371
Mr. Ballantyne	$27,658	$22,610	$20,213
Mr. Heldreth	$33,849	$29,165	$26,117
Mr. Henry	$41,824	$36,349	$28,243
Mr. Massari	$35,908	$24,854	$19,368
Mr. Roub	$53,129	$51,509	$45,994

      (iii) The taxable portion of premiums on life insurance provided by Harris for:

	Fiscal 2002	Fiscal 2001	Fiscal 2000

Mr. Farmer	$11,484	$11,484	$11,164
Mr. Ballantyne	$4,641	$4,429	$4,081
Mr. Heldreth	$3,839	$2,886	$2,659
Mr. Henry	$2,486	$1,652	$1,349
Mr. Massari	$3,612	$2,875	$2,084

Option/ SAR Grants in Last Fiscal Year

      The table below gives more information on stock options granted to the Named Executive Officers under our stock incentive plans during the 2002 fiscal year. Amounts shown for potential realizable values are based upon assumed annualized rates of stock price appreciation of 5% and 10% over the full term of the options, as required by the SEC, and are not intended to represent or forecast possible future appreciation, if any, of our common stock price. No gain to the optionee is possible unless the stock price increases over the option term.

	Individual Grants

			% of Total			Potential Realizable Value at
	Number of		Options/SARs			Assumed Annual Rates of
	Securities		Granted to			Stock Price Appreciation
	Underlying		Employees in	Exercise or		for Option Term
	Options/SARs		Fiscal	Base Price	Expiration
Name	Granted(#)		Year(4)	($/Share)	Date	5%($)	10%($)

P. W. Farmer	100,000	(1)	8.96%	$29.80	8/24/2011	$1,874,106	$4,749,353
	52,018	(2)	4.66%	$34.99	8/25/2005	$345,720	$736,338
	49,429	(2)	4.43%	$36.47	8/23/2006	$424,812	$922,767
	40,231	(2)	3.61%	$37.79	8/27/2009	$638,749	$1,496,227

	241,678		21.66%			$3,283,387	$7,904,685

R. L. Ballantyne	17,000	(1)	1.52%	$29.80	8/24/2011	$318,598	$807,390
	5,854	(2)	0.52%	$33.98	8/27/2009	$92,121	$219,430
	2,099	(2)	0.19%	$33.98	8/25/2005	$14,506	$31,076
	4,228	(2)	0.38%	$36.22	8/23/2006	$35,835	$77,786
	7,235	(2)	0.65%	$37.17	8/28/2008	$96,554	$220,735
	6,573	(2)	0.59%	$37.17	8/25/2010	$121,607	$293,536

	42,989		3.85%			$679,221	$1,649,953

N. E. Heldreth	20,000	(1)	1.79%	$29.80	8/24/2011	$374,821	$949,871
	8,684	(2)	0.78%	$34.63	8/27/2009	$129,441	$304,433

	28,684		2.57%			$504,262	$1,254,304

R. K. Henry	23,000	(1)	2.06%	$29.80	8/24/2011	$431,044	$1,092,351

C. A. Massari	12,000	(1)	1.08%	$29.80	8/24/2011	$224,893	$569,922

B. R. Roub	35,000	(1)	3.14%	$29.80	8/24/2011	$655,937	$1,662,273
	18,067	(2)	1.62%	$32.65	8/23/2006	$147,537	$322,449
	15,532	(2)	1.39%	$32.65	8/25/2005	$96,809	$206,276

	68,599		6.15%			$900,283	$2,190,998

Shareholder Gain (3)	..................................................					$1,511,990,130	$3,832,055,721

Named Executive Officers’ Gain as a % of All Shareholder Gain	..................................................					0.40%	0.38%

(1)	All stock option grants were made under our 2000 Stock Incentive Plan. Each stock option generally expires after ten years from the date of grant and is exercisable in installments of: 50% after one year; 75% after two years; and 100% after three years. These options were granted on August 24, 2001. The exercise price is the closing price of a share of our common stock on the date of grant and may be paid in cash and/or shares of our common stock, or an optionholder may use “cashless exercise” procedures. In the event of a change in control, outstanding options immediately vest.

(2)	If shares of common stock are delivered in payment of the exercise price, we will grant a Restoration Stock Option (“RSO”) equal to the number of shares used to exercise the stock option. These listed options are RSOs. The expiration date of these RSOs is the same as the expiration date of the underlying options. RSO grants are non-qualified and are exercisable commencing six months after the date of grant at the fair market value on the grant date.

(3)	Shareholder gain reflects the hypothetical increase in market value of our common stock for all shareholders, assuming annual stock price appreciation of 5% and 10%, respectively, over a ten-year period.

(4)	In fiscal 2002, Harris granted stock options covering a total of 1,115,758 shares of common stock to Harris employees under all stock option plans maintained by Harris and this number was used in calculating the percentages.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/ SAR Values

      The table below presents information with respect to the number of shares acquired upon exercise of stock options and the aggregate gains realized on exercises during fiscal 2002 for the Named Executive Officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by those executives on June 28, 2002, and the aggregate gains that would have been realized had these options been exercised on June 28, 2002, even though they were not exercised and the unexercisable options could not have been exercised on that date.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options/SARs at Fiscal		Options/SARs at
	Acquired	Value	Year-End (#)		Fiscal Year-End(2)($)
	on Exercise	Realized
Name	(#)(1)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

P. W. Farmer	194,228	$1,927,401	213,818	312,340	$796,299	$1,302,638

R. L. Ballantyne	33,846	$285,630	16,370	46,291	$17,974	$201,758

N. E. Heldreth	12,398	$131,074	41,400	42,816	$197,512	$261,500

R. K. Henry	0	0	48,570	36,306	$244,311	$257,329

C. A. Massari	0	0	31,999	18,653	$214,149	$131,885

B. R. Roub	41,876	$281,152	87,753	92,986	$509,239	$549,817

(1)	Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax-withholding requirements. The number of shares acquired on exercise are provided on gross amounts absent netting for shares surrendered. The number of shares acquired upon exercise of options after netting out shares surrendered to pay the exercise price and satisfy tax withholding is as follows: Mr. Farmer — 31,531 shares; Mr. Ballantyne — 4,761 shares; Mr. Heldreth — 2,175 shares; and Mr. Roub — 4,794 shares.

(2)	Market value of shares underlying in-the-money options on June 28, 2002, less option exercise price. The market value is based upon the June 28, 2002 closing price of $36.24 per share of our common stock reported as New York Stock Exchange Composite Transactions.

Long-Term Incentive Plans — Awards in Last Fiscal Year

      The table below sets forth information with respect to awards of performance shares granted under our 2000 Stock Incentive Plan during the 2002 fiscal year to the Named Executive Officers. The performance period for the awards in the table is the three-year period ending June 30, 2004.

		Performance or	Estimated Future Payouts Under Non-Stock Price-Based Plans
		Other Period
	Number of	Until Maturation	Threshold	Target	Maximum
Name	Shares	or Payout	Shares (#)	Shares (#)	Shares (#)

P. W. Farmer	15,000	6/30/2004	0	15,000	30,000

R. L. Ballantyne	3,000	6/30/2004	0	3,000	6,000

N. E. Heldreth	3,000	6/30/2004	0	3,000	6,000

R. K. Henry	5,000	6/30/2004	0	5,000	10,000

C. A. Massari	3,000	6/30/2004	0	3,000	6,000

B. R. Roub	5,000	6/30/2004	0	5,000	10,000

      Awards of performance shares to participants under our stock incentive plans are made at the beginning of each performance period and are earned based on the performance of a business unit, Harris, or some combination thereof. The plans are designed to motivate key employees to maximize shareholder value by aligning their interests with shareholder interests. The payout is determined by the non-employee directors in the case of the chief executive officer and by the Management Development and Compensation Committee in the case of the other executive officers, and is based upon financial performance compared with strategic plan objectives. Performance criteria include our cumulative earnings per share during the three-year strategic plan cycle for Messrs. Farmer, Ballantyne, Heldreth and Roub. In the case of Messrs. Henry and Massari, 80% of the award is based upon relevant division operating income and return on capital during the strategic plan cycle, and 20% on cumulative earnings per share over the strategic plan cycle. Share payouts are made following the determination of the Committee and, in the case of the chief executive officer, the non-employee directors, and range from zero to a maximum of 200% of the original shares awarded. The terms of these awards comply with Internal Revenue Code Section 162(m) requirements. Participants receive quarterly cash payments on the performance share awards in an amount equal to dividends paid to shareholders on our common stock.

      In the event of a change in control, the performance objectives applicable to the award are deemed to be attained, and performance shares are to be paid out at the end of the performance period, provided however:

•	In the event of death, disability, retirement or involuntary termination other than for cause, the shares are to be paid as soon as practicable;

•	In the event of resignation or termination for cause, the shares are forfeited; and

•	In the event of certain defined changes in our capital structure, then, at the participant’s election, the award is to be paid in shares or cash, as soon as practicable.

Executive Severance Agreements

      To provide continuity of management and dedication of our corporate executives in the event of a threatened or actual change in control of Harris, our Board has approved severance agreements for our officers and key managers, including the Named Executive Officers. Under these agreements, our officers and key managers are provided with severance benefits in the event the executive’s employment is terminated by us without cause, or by the executive for good reason, within two years following a change in control (all terms as defined in the severance agreement). Under the severance agreement, the executive agrees not to voluntarily terminate his or her employment with us during the six-month period following a change in control.

      If triggered, the lump-sum severance benefit payable under the severance agreement equals the sum of (a) the executive’s unpaid base salary through the date of termination, a pro rata annual bonus (as determined under the severance agreement), any compensation deferred by the executive other than under a tax-qualified plan and any accrued vacation pay; and (b) from one to three times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination and from one to three times the greater of the executive’s highest annual bonus in the last three years, the executive’s target bonus for the year during which the change in control occurred, or the executive’s target bonus for the year in which the executive’s employment is terminated. Payment amounts are three times compensation for Messrs. Farmer, Ballantyne, Heldreth and Roub, and two times compensation for Messrs. Henry and Massari. In addition, the executive receives the same level of medical, dental, accident, disability, life insurance and any similar benefits (or the highest level of coverage provided to active executives, if more favorable). The executive also receives reimbursement for any relocation expense related to pursuit of other business opportunities incurred within two years following the date of termination, for recruitment or placement services of up to $4,000 and for professional financial or tax planning services of up to $5,000 per year. The severance agreement also provides for a tax gross-up payment to the executive in the event that payment of any severance benefits are subject to excise taxes imposed under Section 4999 of the Internal Revenue Code. In addition, we will reimburse the executive for any legal fees and costs with respect to any dispute arising under the severance agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than ten percent of our outstanding shares of common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the New York Stock Exchange. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis.

      Based solely upon a review of the forms furnished to us, or written representations from certain persons that no Forms 5 were required, we believe that all required forms have been timely filed for fiscal 2002 except that Bryan R. Roub inadvertently did not timely report three gifts totaling 450 shares of our common stock made on May 6, 2002. These gifts were subsequently reported by the filing of an amended Form 5.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Fees Paid to Independent Auditors

      Ernst & Young LLP served as Harris’ independent auditors for the fiscal year ended June 28, 2002. In addition to the engagement to audit Harris’ financial statements and to review the financial statements included in Harris’ quarterly reports on Form 10-Q, Ernst & Young LLP was also engaged by Harris during fiscal 2002 to perform certain non-audit services. The aggregate fees billed by Ernst & Young LLP for these services for the fiscal year ended June 28, 2002, were as follows:

•	Audit Fees. Ernst & Young’s fees for professional services rendered for the audit of Harris’ annual consolidated financial statements for the fiscal year ended June 28, 2002, and the review of the unaudited interim financial statement were $923,000.

•	Financial Information Systems Design and Implementation Fees. Ernst & Young did not perform any professional services with respect to financial information systems design and implementation for the fiscal year ended June 28, 2002.

•	All Other Fees. Ernst & Young’s fees for all other professional services rendered to Harris during fiscal 2002, were $875,400, including audit related services of $256,200 and non-audit services of $619,200. Audit related services included fees for SEC registration statements and accounting consultations. Non-audit services include fees for tax consultation, expatriate administration, foreign subsidiary tax preparation, and other consultations.

Appointment of Independent Auditors for Fiscal 2003

      Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP to audit our books and accounts for the fiscal year ending June 27, 2003.

      Although applicable law does not require shareholder ratification of the appointment, the Board has decided to ascertain the position of shareholders on the appointment. We expect that a representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions of shareholders and to make a statement if he or she desires to do so.

Recommendation Regarding Proposal 2

      Our Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending June 27, 2003.

SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

      Pursuant to applicable requirements of the Securities Exchange Act of 1934, in order to be considered for inclusion in our proxy statement for the 2003 Annual Meeting, we must receive any proposals that shareholders wish to present no later than May 16, 2003.

      In addition, our By-Laws provide that for any shareholder proposal or director nomination to be properly presented at the 2003 Annual Meeting, we must receive notice of the matter not less than 90 nor more than 120 days prior to October 25, 2003. To be timely, the notice for the 2003 Annual Meeting of Shareholders must be received by our Corporate Secretary no earlier than June 27, 2003 and no later than July 27, 2003. Each notice of nomination must contain the name and address of the shareholder who intends to make the nomination; the name, address and written consent of the nominee; and any other nominee information as would be required to be disclosed in a proxy solicitation. You may obtain a copy of the By-Laws upon written request to our Corporate Secretary.

      Our Corporate Governance Committee will consider shareholders’ nominees for the Board of Directors and shareholder proposals submitted for a meeting. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the shareholder making the nomination or proposal, will be disregarded. You should address all nominations or proposals to:

Corporate Secretary
Harris Corporation
1025 West NASA Boulevard
Melbourne, Florida 32919

DISCRETIONARY VOTING ON OTHER MATTERS

Except for the matters described in this proxy statement, the Board of Directors is not aware of any matter that will or may be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the persons named in the proxy card and voting instructions intend to vote the shares for which we have received proxies in accordance with their best judgment.

MISCELLANEOUS MATTERS

Annual Report on Form 10-K

      Our Annual Report on Form 10-K for our fiscal year ended June 28, 2002, was mailed to our shareholders with this proxy statement. Upon request, we will furnish without charge a copy of the Annual Report on Form 10-K. The Form 10-K has been filed with the SEC. Shareholders may obtain a copy by:

•	Writing to our corporate secretary at: Harris Corporation 1025 West NASA Boulevard Melbourne, FL 32919; or

•	Calling (321) 727-9100.

Shareholder List

      A list of our shareholders as of our record date will be available for your examination during normal business hours at 1025 West NASA Boulevard, Melbourne, Florida, at least ten days prior to the Annual Meeting and also will be available for examination at the Annual Meeting.

By Order of the Board of Directors
Richard L. Ballantyne
Corporate Secretary

Melbourne, Florida

September 13, 2002

2002 TELEPHONE VOTING SCRIPT

PROXY CONTROL NUMBER VERIFY

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PROXY MAIN

With the Board Vote Prompt Message — To vote as the (Company Name) board recommends on all proposals, press one. To vote on each proposal separately, press two.

One Director Message — [Item #.] To vote for the nominee, press one. To withhold, press two.

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Director Exception Messages — only used if caller elects to withhold their vote from specific directors. - Enter the two-digit number next to the nominee from whom you would like to withhold your vote followed by the pound key. Or if you have completed voting on directors, press the pound key again.

1

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Invalid Director Messages — only used if caller elects to withhold their vote from specific directors. — You have entered an invalid nominee number.

PROPOSALS

For / Against / Abstain Proposals — [Item #] To vote for, press 1, against, press 2, to abstain, press 3.

Introduction Playback Message — This message is spoken after the vote has been completed by the caller and is the first message in the playback of the vote to the caller. - You have cast your vote as follows...

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number(s)).

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2

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3

PROXY/VOTING INSTRUCTION CARD

                               HARRIS CORPORATION

               ANNUAL MEETING OF SHAREHOLDERS -- OCTOBER 25, 2002

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF HARRIS CORPORATION AND THE HARRIS CORPORATION RETIREMENT PLAN
TRUSTEE.

You are receiving this proxy/voting instruction card because you are a participant in the Harris Corporation Retirement Plan and/or a registered shareholder. If you are a registered shareholder, by signing this proxy/voting instruction card you are appointing Phillip W. Farmer, Bryan R. Roub and Richard
L. Ballantyne, jointly or individually, proxies with power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of
Shareholders on October 25, 2002 or any adjournment thereof. Unless otherwise directed, this proxy will be voted FOR Proposal 1, the election of three
Directors; and FOR Proposal 2, ratification of the appointment of independent auditors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. The proxies are instructed as indicated on the reverse side.

If you are a participant in the Harris Corporation Retirement Plan, in connection with the Annual Meeting of Shareholders of Harris Corporation to be
held on October 25, 2002, you may provide non-binding instructions to the Plan
Trustee on how to vote the shares allocable to your Harris Corporation Stock
Fund Account. If no direction is made, the instruction will be an instruction to the Plan Trustee to vote: FOR Proposal 1, the election of three directors; and
FOR Proposal 2, ratification of the appointment of independent auditors.

This proxy/instruction card revokes all prior proxies/non-binding instructions given by the undersigned. Please sign on the reverse side exactly as name or names appear there. If stock is held in the name of joint holders, each should sign. If you are signing as trustee, executor, etc., please so indicate.

(This Proxy/Voting Instruction Card is Continued And To Be Signed On The Reverse Side)

--------------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                  [HARRIS LOGO]

                            YOUR VOTE IS IMPORTANT!

             YOU CAN GIVE VOTING INSTRUCTIONS IN ONE OF THREE WAYS:

        1.    Mark, sign and date your proxy/voting instruction card and return it promptly in the enclosed envelope.

                                       OR

        2.    Call TOLL FREE 1-800-435-6710 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       OR

        3.    Vote via the Internet: http://www.eproxy.com/hrs by following the instructions on the reverse side.

                                  PLEASE VOTE

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2

                                                        PLEASE MARK [X]
                                                        YOUR VOTE AS
                                                        INDICATED IN
                                                        THIS EXAMPLE

                                   FOR  WITHHOLD FOR ALL
                                   ALL    ALL    EXCEPT
The Board recommends a vote "FOR"  [ ]    [ ]     [ ]
Proposal 1 -- Election of the
following nominees as Director
for a three-year term
expiring in 2005:

 01 Lewis Hay III
 02 Karen Katen
 03 Stephen P. Kaufman

---------------------------------------------------------------
Except Nominee(s) written above

                              FOR AGAINST ABSTAIN
                              [ ]   [ ]     [ ]
The Board recommends a vote
"FOR" Proposal 2 -- Ratification
of the appointment of Ernst &
Young LLP as Auditors

--------------------------------------------------------------------------------
**PLEASE RETURN YOUR PROXY/VOTING INSTRUCTION CARD OR IF YOU WISH TO VOTE BY
TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW**
--------------------------------------------------------------------------------

This proxy/voting instruction card when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy/voting instruction card will be voted FOR election of the Board of
Directors' nominees and FOR the ratification of the appointment of auditors or if you are a participant in the Harris Corporation Retirement Plan, as may
otherwise be provided in the plan.

                                            In their discretion, the proxies are
                                            authorized to vote upon such other
                                            business as may properly come before
                                            the meeting.

Signature(s)  __________________________________________    Date _________,2002

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                               VOTE BY TELEPHONE

                CALL TOLL FREE ON A TOUCH-TONE TELEPHONE ANYTIME

                                 1-800-435-6710

                    THERE IS NO CHARGE TO YOU FOR THIS CALL.

                             QUICK  EASY  IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy/voting instruction card or if you are a participant in the Harris Corporation Retirement Plan, provides a non-binding instruction to the Plan Trustee to vote the Harris shares held in your account in the same manner as if you marked, signed, and returned your voting/instruction card.

You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

OPTION #1:  To vote as the Board of Directors Recommends on ALL proposals: Press 1.

         WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

  Proposal 1:  To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

               To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

  Proposal 2:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

                             VOTE VIA THE INTERNET

                           http://www.eproxy.com/hrs

Your Internet voting instruction authorizes the named proxies or provides the
Plan Trustee with a non-binding instruction to vote your shares in the same manner as if you marked, signed and returned your proxy/voting instruction card.
You must enter your control number listed below. Follow the simple instructions.

          PLEASE DO NOT RETURN THE ABOVE
          PROXY/VOTING INSTRUCTION CARD
     IF YOU VOTED BY PHONE OR VIA THE INTERNET.